EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-145522 on Form S-8 of Community Trust Bancorp, Inc. (Company) of our reports dated March 3, 2008, on our audits of the consolidated financial statements of the Company as of and for the years ended December 31, 2007 and 2006, which report is included in this Annual Report on Form 10-K.  We also consent to the incorporation by reference of our report dated March 3, 2008, on our audit of the internal control over financial reporting of the Company as of December 31, 2007, which report is included in this Annual Report on Form 10-K.

/s/ BKD, LLP
BKD, LLP
Louisville, Kentucky
March 3, 2008